Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brigham Exploration Company:
We consent to the use of our reports dated March 13, 2009, with respect to the consolidated balance sheets of Brigham Exploration Company and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which appear in the December 31, 2008 annual report on Form 10-K of Brigham Exploration Company incorporated by reference herein.
As discussed in note 2 to the consolidated financial statements, effective January 1, 2008, Brigham Exploration Company and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as it relates to financial assets and liabilities.
/s/ KPMG LLP
Dallas, Texas
December 2, 2009